Exhibit 10.60

Burlington Stores, Inc.

2013 Omnibus Incentive Plan

Performance-Based Restricted Stock Unit Award Notice

[Name of Holder]

You have been awarded a performance-based restricted stock unit award with respect to shares of common stock of Burlington Stores, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “Plan”) and the Performance-Based Restricted Stock Unit Award Agreement (together with this Award Notice, the “Agreement”). The Performance-Based Restricted Stock Unit Award Agreement is attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Target Performance-Based	You have been awarded a performance-based restricted stock unit award

Restricted Stock Units:	with respect to [_______] shares (at target) of Common Stock, par value $0.0001 per share (“Common Stock”), subject to adjustment as provided in the Plan.

Grant Date:	[____________________, _____]

Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Holder, the Award shall vest based on the achievement of the performance goals set forth in this Award Notice over the [______________________________] (the “Performance Period”), provided Holder remains continuously employed by the Company or its Subsidiaries through the date on which the Award is settled (the “Vesting Date”), which shall be no later than 60 days following the conclusion of the Performance Period. Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award.

Performance Conditions:

[________________________________________________]

****

BURLINGTON STORES, INC.

By: ______________________________

Name:
Title:

Acknowledgment, Acceptance and Agreement:

By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the performance-based restricted stock units granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

__________________________________

Holder Name

__________________________________ Date_______________________________

Signature

Burlington Stores, Inc.

2013 Omnibus Incentive Plan

Performance-Based Restricted Stock Unit Award Agreement

Burlington Stores, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “Plan”), a performance-based restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Award Notice, the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.
Award Subject to Acceptance of Agreement. The Award shall be null and void unless Holder electronically accepts this Agreement within Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect (or, if permitted by the Company, accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company).
2.
Rights as a Stockholder. Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and Holder becomes a stockholder of record with respect to such shares.
3.
Restriction Period and Vesting.
3.1.
Performance-Based Vesting Conditions. Subject to the remainder of this Section 3, the Common Stock shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in the Award Notice over the performance period set forth in the Award Notice (the “Performance Period”), provided that that Holder remains in continuous employment with the Company or its Subsidiaries through the date on which the Award is settled (the “Vesting Date”), which shall be no later than 60 days following the conclusion of the Performance Period. Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award.
3.2.
Termination of Employment.
(a)
Termination due to Death or Disability. If Holder’s employment with the Company and its Subsidiaries terminates prior to the Vesting Date by reason of Holder’s death or termination by the Company or its Subsidiaries due to Disability, then in either such case, Holder shall vest in a prorated Award. Such prorated Award shall be equal to the number of shares of Common Stock assuming that the performance goals set forth in the Award Notice were satisfied at target multiplied by a fraction, the numerator of which shall equal the number of days in the Performance Period during which Holder was employed by the Company and its Subsidiaries and the denominator of which shall equal the total number of days in the Performance Period. Subject to Section 8.13, the vested portion of the Award shall be settled within 60 days following the Holder’s death or termination due to Disability; provided, however, if the Award is “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the portion of the Award that becomes vested upon a termination due to Disability shall be settled within 60 days after the expiration of the Performance Period to the extent required to comply with Section 409A of the Code. The portion of the Award that does not vest pursuant to this Section 3.2(a) shall be forfeited by Holder and cancelled by the Company. For purposes of this Agreement, “Disability” shall mean that the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(b)
Termination due to a Reduction in Force or Retirement. Except as provided for in Section 3(c)¸ if Holder’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date (i) by the Company or its Subsidiaries due to a reduction in force, as determined by the Committee in its sole and absolute discretion (provided that Holder has not committed an act constituting grounds for a termination for Cause) or (ii) by Holder due to Retirement (as defined below), then in either such case the Award shall vest on a prorated basis. Such prorated Award shall be equal to the number of shares of Common Stock earned at the end of the Performance Period based on actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of days in the Performance Period during which Holder was employed by the Company and its Subsidiaries and the denominator of which shall equal the total number of days in the Performance Period. For purposes of this Agreement, “Retirement” shall mean the Holder’s resignation from the Company and its Subsidiaries occurring on or after Holder attaining age 60 with at least ten continuous years of service to the Company and its Subsidiaries; provided, however, if the Company has grounds to terminate the employment of Holder for Cause, then Holder shall not be eligible for the vesting provisions set forth in this Section 3.2(b). The portion of the Award that does not vest pursuant to this Section 3.2(b) shall be forfeited by Holder and cancelled by the Company.
(c)
Change in Control Qualifying Termination. If Holder’s employment with the Company and its Subsidiaries terminates due to a Change in Control Qualifying Termination prior to the Vesting Date, then the Award shall vest as of the date of termination of employment, assuming that the performance goals set forth in the Award Notice were satisfied at target. Subject to Section 8.13, the vested portion of the Award shall be settled within 60 days following the Holder’s Change in Control Qualifying Termination; provided, however, if the Award is “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or as otherwise required to comply with Section 409A of the Code, then the portion of the Award that becomes vested upon such Change in Control Qualifying Termination shall be settled within 60 days after the expiration of the Performance Period to the extent required to comply with Section 409A of the Code. The portion of the Award that does not vest pursuant to this Section 3.2(c) shall be forfeited by the Holder. Except as otherwise provided in any other agreement between the Company or any of its Subsidiaries and Holder, a Change in Control Qualifying Termination means (i) if Holder is a party to an employment agreement with the Company or one of its Subsidiaries or are subject to the Burlington Stores, Inc. Executive Severance Plan (Merchandising & Planning) (the “Severance Plan”) on the Grant Date, then a termination of Holder’s employment by the Company or a Subsidiary without Cause or resignation by Holder for Good Reason within the two year period immediately following a Change in Control or (ii) if Holder is not a party to an employment agreement with the Company or one of its Subsidiaries or subject to the Severance Plan on the Grant Date, then a termination of Holder’s employment by the Company or a Subsidiary without Cause within the one year period immediately following a Change in Control. Notwithstanding anything in the Agreement or in the Plan to the contrary, for purposes of the Agreement, (x) in the case of clause (i) of the preceding sentence, if Holder is a party to an employment agreement with the Company or one of its Subsidiaries on the Grant Date, “Cause” and “Good Reason” shall have the meanings provided in the terms of such employment agreement and if Holder is not a party to an employment agreement with the Company or one of its Subsidiaries on the Grant Date, “Cause” and “Good Reason” shall have the meanings provided in the terms of the Severance Plan, as in effect on the Grant Date and (y) in the case of clause (ii) of the preceding sentence, “Cause” shall have the meaning provided in the Plan.

(d)
Termination for any other Reason. If (i) Holder’s employment with the Company and its Subsidiaries terminates prior to the Vesting Date for any reason other than as specified in Sections 3.2(a) – (c) or (ii) Holder breaches any non-competition obligation Holder has to the Company or any of its Subsidiaries under any agreement, then the unvested portion of the Award shall be immediately forfeited by Holder and cancelled by the Company.
4.
Issuance or Delivery of Shares. Except as otherwise provided for herein, within 60 days after the expiration of the Performance Period (or, if earlier, in accordance with Sections 3.2(a) and 3.2(c)), the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Common Stock to Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7. Prior to the issuance to Holder of the shares of Common Stock subject to the Award, Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.
5.
Non-Compete, Non-Solicitation; Confidentiality.
5.1.
Non-Compete. In further consideration of the Award granted to Holder hereunder, Holder acknowledges and agrees that during the course of Holder’s employment with the Company and its Subsidiaries, Holder shall become familiar, and during Holder’s employment with the predecessors of the Company and its Subsidiaries, Holder has become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other confidential information and that Holder’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Holder agrees that, during his or her employment with the Company and its Subsidiaries and, if Holder’s employment with the Company and its Subsidiaries terminates for any reason, for a period of two (2) years thereafter (the “Non-Compete Period”), Holder shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of, or undertake any planning to engage in any of the foregoing activities in connection with, a Competing Business within any geographical area in which the Company or its Subsidiaries currently operates or plans to operate. Nothing herein shall prohibit Holder from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation, which is publicly traded, so long as Holder has no active participation in the business of such corporation. For purposes of this Agreement, “Competing Business” means each of the following entities, together with their respective subsidiaries, affiliates, successors and assigns: Macy’s, Inc., the TJX Companies, Inc. and Ross Stores, Inc.
5.2.
Non-Solicitation. During the Non-Compete Period, Holder shall not, directly or indirectly, and shall ensure that any person or entity controlled by Holder does not, (a) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (b) hire, directly or through another person, any person (whether or not solicited) who was an employee of the Company or any Subsidiary at any time within the one year period before Holder’s termination from employment, (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, assist any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary or (d) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its Subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).
5.3.
Confidentiality. Holder acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Holder while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries. Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (a) related to any past, current or potential business of the Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (b) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Holder’s acts or omissions) including all (i) work product; (ii) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Holder is aware or becomes aware during the term of his employment; (iii) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (iv) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (v) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (vi) information identifying or otherwise concerning employees, independent contractors and consultants; (vii) information on new and existing programs and services, prices, terms, and related information; (viii) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Holder should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; (ix) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Holder or employees or consultants of the Company or any of its Subsidiaries, or embodied in a tangible form or medium); and (x) all tangible embodiments of any of the foregoing.
5.4.
Disclosure. Holder agrees that, except as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Holder must give the Company and/or its Subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information), Holder shall not disclose to any unauthorized person or entity or use for Holder’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Holder’s acts or omissions. Holder shall deliver to the Company at the time Holder’s employment ceases, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any work product) or the business of the Company and its Subsidiaries which Holder may then possess or have under Holder’s control and if, at any time thereafter, any such materials are brought to Holder’s attention or Holder discovers them in his possession or control, Holder shall deliver such materials to the Company immediately upon such notice or discovery.
5.5.
Protected Rights. Pursuant to 18 U.S.C. § 1833(b), “an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Holder has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Holder also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Holder understands that nothing contained in this Agreement limits Holder’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Holder further understands that this Agreement does not limit Holder’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Holder’s right to receive an award for information provided to any Government Agencies.
5.6.
Other Agreements. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Holder. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.
5.7.
Applicability. Notwithstanding the foregoing and any other language in this Agreement, Section 5.1 shall not apply to Holder if he or she is below the position of Director level as of the Grant Date.
6.
Enforcement.
6.1.
Reliance. Holder acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Section 5 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business of the Company and its Subsidiaries and other Confidential Information and goodwill of the Company and its Subsidiaries to the extent and for the periods of time expressly agreed to herein. Holder acknowledges and agrees that Holder has carefully read this Agreement and has given careful consideration to the restraints imposed upon Holder by this Agreement, and is in full accord as to their necessity for the reasonable protection of the Company’s and its Subsidiaries’ interests and the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Holder expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

6.2.
Enforcement. Notwithstanding any provision to the contrary herein, the Company or its Subsidiaries may pursue, at its discretion, enforcement of Section 5 in any court of competent jurisdiction (each, a “Court”).
6.3.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Section 5 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.
6.4.
Equitable Relief. Because Holder’s services are unique and because Holder has intimate knowledge of and access to confidential information and work product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 5, and any breach of the terms of Section 5 would result in irreparable injury and damage to the Company and its Subsidiaries for which the Company and its Subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 5, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 6 shall not prevent the Company or any of its Subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Holder.
7.
Transfer Restrictions and Investment Representation.
7.1.
Nontransferability of Award. The Award may not be transferred by Holder other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
7.2.
Investment Representation. Holder hereby represents and covenants that (a) any sale of any share of Common Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) if requested by the Company, Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation is true and correct as of the date of any sale of any such shares. As a further condition precedent to the vesting of the Award and subject to Section 409A of the Code, Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

8.
Additional Terms and Conditions of Award.
8.1.
Withholding Taxes. As a condition precedent to the delivery to Holder of any shares of Common Stock upon vesting of the Award, Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Holder or withhold shares of Common Stock. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to Holder pursuant to the Award, a number of whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award, equal to the Required Tax Payments; or (iii) any combination of (i) and (ii). Shares to be delivered or withheld may be withheld up to the maximum statutory tax rates in the applicable jurisdictions. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Holder. No shares of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
8.2.
Adjustment. In the event of a Section 4.2 Event, the adjustments provided for in Section 4.2(b) of the Plan shall be made to the number of shares of Common Stock subject to the Award hereunder.
8.3.
Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
8.4.
Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by Holder, or any provision of the Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
8.5.
Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
8.6.
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
8.7.
Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Burlington Stores, Inc., 2006 Route 130 North, Burlington, NJ 08016, Attention: General Counsel, and if to Holder, to the last known mailing address of

Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
8.8.
Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
8.9.
Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. Holder hereby acknowledges receipt of a copy of the Plan.
8.10.
Entire Agreement. Except as provided for in Section 5.6, this Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof, and may not be modified adversely to Holder’s interest except by means of a writing signed by the Company and Holder. Notwithstanding the foregoing, Holder acknowledges that Holder is subject to Company policies relating to trading in the Company’s securities
8.11.
Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect Holder’s rights under this Agreement shall be subject to the written consent of Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
8.12.
Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
8.13.
Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (a) the six-month anniversary of such separation from service and (b) the date of the Holder’s death.